Exhibit 23.2







The Board of Directors
The Macerich Company:



We consent to the incorporation by reference in this registration statement on Form S-3 of the Macerich Company of our report dated March 15, 1996, with respect to the combined statement of revenues and certain expenses of Villa Marina Marketplace for the year ended December 31, 1995, which report appears in the Form 8-K/A of the Macerich Company dated, April 5, 1996.


KPMG Peat Marwick LLP




Los Angeles, California
February 3, 1997